EXHIBIT 99.1

COOPER TIRE & RUBBER COMPANY		NEWS RELEASE

701 Lima Ave. — Findlay, OH 45840

(419) 423-1321 - www.coopertire.com

[Cooper Logo]

COMPANY CONTACT:	Roger Hendriksen (419) 427-4768	FOR IMMEDIATE RELEASE January 10, 2005

COOPER TIRE AGREES TO BUY 11 PERCENT INTEREST IN KUMHO TIRE

Findlay, Ohio, January 10, 2005—Cooper Tire & Rubber Company (NYSE:CTB) today announced that an agreement has been reached for Cooper to acquire approximately 11 percent of the common equity of Kumho Tire. The acquisition is in connection with a planned initial public offering to be listed on the Korea Stock Exchange and London Stock Exchange and is expected to close in the first quarter 2005. The agreement is subject to a number of government and regulatory approvals.

Cooper Tire, the world’s eighth largest tire manufacturer, recently completed the sale of its automotive unit for $1.165 billion. Thomas A. Dattilo, Cooper’s chairman, president and chief executive officer, said, “This is a wise investment for us as we begin the process of repositioning the company after the sale of Cooper-Standard Automotive. We believe it is important for Cooper to form strategic relationships with other strong players in the global tire industry to realize a good return for shareholders and continue our planned growth in products, technology and market share.”

Initially, Cooper’s investment in Kumho Tire will result in a positive return for shareholders, however long term, the investment will serve as a platform to explore synergies in various areas of shared interest. “Even though both Kumho Tire and Cooper will continue to operate independently, we believe we can partner in many areas for future benefit to all,” concluded Dattilo.

Kumho Tire, the world’s 11th largest tire manufacturer, had net sales through nine months, 2004 of $1.2 billion while Cooper’s net tire sales for the same period were $1.5 billion.

Company Description

Cooper Tire & Rubber Company is a global company specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com

Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. Such statements are made solely on the basis of Cooper’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors as detailed from time to time in reports filed by Cooper Tire & Rubber Company with the Securities and Exchange Commission, including in its forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.